Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Nuveen Preferred & Income Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares $0.01 par value per share	—	—	—	$160,016,326	0.0001476	$23,618.41

Fees Previously Paid	Equity	Common Shares, $0.01 par value per share	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares, $0.01 par value per share	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$160,016,326		$23,618.41

	Total Fees Previously Paid							—

	Total Fee Offsets							$23,618.41

	Net Fee Due							$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Nuveen Preferred & Income Securities Fund	N-2	333-254472	March 19, 2021	—	$23,618.41(1)	Equity	Common Shares, $0.01 par value per share	—	$216,484,049	—

Fee Offset Sources	Nuveen Preferred & Income Securities Fund	424(b)(5)	333-254472	—	March 19, 2021	—	Equity	Common Shares, $0.01 par value per share	—	—	$25,638.50(1)

(1)

On March 19, 2021, Nuveen Preferred & Income Securities Fund (“JPS”) filed a Registration Statement (File No. 333-254472) to register an unspecified number of common shares and preferred shares to be offered on an immediate, continuous and delayed basis (the “2021 JPS Registration Statement”). The 2021 JPS Registration Statement went automatically effective on March 19, 2021, and, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), deferred payment of all registration fees. On March 19, 2021, JPS filed a prospectus supplement pursuant to Rule 424(b)(5) and registered Common Shares, $0.01 par value per share, with a proposed maximum aggregate offering price of $235,000,000, with respect to which JPS paid filing fees of $25,638.50. On November 6, 2023, JPS was reorganized with and into the Registrant (the “Reorganization”). As of the time of this filing, Common Shares with a maximum aggregate offering price of $216,484,049 remain unsold from the 2021 JPS Registration Statement. Pursuant to Rule 457(p) under the Securities Act, a filing fee credit of $23,618, the amount of the prior filing fee attributable to the unsold Common Shares under the 2021 JPS Registration Statement, remains available to offset future registration fees, which the Registrant, as predecessor to JPS by the Reorganization, has claimed in connection with this filing. In accordance with the Notes to Instruction 3.C.i. to Form N-2, this statement confirms that the offering of unsold Common Shares previously registered under the 2021 JPS Registration Statement has terminated.